SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:  Allstate Life Insurance Company Separate Account A

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

          3100 Sanders Road
          Northbrook, Illinois  60062

C.   Telephone Number (including area code):

          1-800-776-6978

D.   Name and address of agent for service of process:

          Michael J. Velotta
          General Counsel
          Allstate Life Insurance Company
          3100 Sanders Road, J5D
          Northbrook, Illinois  60062

Copy to:

          Richard T. Choi, Esq.
          Freedman, Levy, Kroll & Simonds
          1050 Connecticut Avenue, N.W.
          Washington, D.C.  20036

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                X  Yes                 No
               ---                 ---

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Northbrook and the State of Illinois, this 5th day of February, 1999.

(SEAL)                   Allstate Life Insurance Company Separate Account A
                         --------------------------------------------------
                                   (Name of Registrant)


                         By:  Allstate Life Insurance Company
                              -------------------------------
                                   (Name of Sponsor)

                         By:  /s/MICHAEL J. VELOTTA
                              ---------------------
                              Michael J. Velotta
                              Vice President, Secretary
                                and General Counsel

ATTEST:

/s/BRENDA D. SNEED
------------------
Brenda D. Sneed
Assistant Secretary and
 Assistant General Counsel